TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
                    RESULTS FOR FISCAL YEAR 2004


Minneapolis/August 10, 2004/--For the quarter ended June 30, 2004, Techne Corporation's consolidated net earnings were $13.4 million or 32 cents per share (diluted), including the effect of a one-time $1.5 million write-down (4 cents per share) of the Company's investment in Discovery Genomics, Inc.
(DGI). This compares with $12.7 million or 31 cents per share (diluted) for the quarter ended June 30, 2003. For the fiscal year ended June 30, 2004, Techne's consolidated net earnings were $52.9 million or $1.27 per share (diluted), (including the effect of the 4 cents per share DGI write-down), compared with $45.4 million or $1.08 per share (diluted) for the fiscal year ended June 30, 2003. Fiscal 2004 results were favorably effected by the strength of the British pound as compared to the U.S. dollar. The impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was $226,000 and $1.1 million for the quarter and year ended June 30, 2004, respectively.

Consolidated net sales for the quarter and fiscal year ended June 30, 2004 were $42.5 million and $161.3 million, respectively, an increase of 8% and 11%, respectively. R&D Systems' Biotechnology Division net sales for the quarter and fiscal year ended June 30, 2004 were a record $26.5 million and $99.4 million, respectively, increases of 9% for both periods. R&D Europe's net sales for the quarter and fiscal year were $11.3 million and $44.4 million, increases of 12% and 19%, respectively. In British pound sterling, R&D Europe's net sales increased 1% for the quarter and 8% for the fiscal year ended June 30, 2004, respectively. R&D Systems' Hematology Division net sales for the quarter ended June 30, 2004, decreased 5%, but increased 5% for the fiscal year.

Gross margins, as a percentage of net sales, increased from 75.7% in the fourth quarter of fiscal 2003 to 79.2% in the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2004, gross margins, as a percentage of net sales, increased from 75.6% to 78.4%. The majority of the increase in margin percentage was the result of R&D Europe's gross margins increasing from 43.3% in the fourth quarter of fiscal 2003 to 51.6% in the fourth quarter of fiscal 2004. R&D Europe's gross margins for the fiscal year ended June 30, 2004 increased from 41.8% to 51.4%. These increases were due to favorable exchange rates as a result of a weaker U.S. dollar to the British pound sterling and the expiration, on June 30, 2003, of a royalty agreement associated with the purchase of Genzyme, Inc's reagent business in fiscal 1999. R&D Europe expensed $498,000 and $1,838,000, respectively, in the quarter and fiscal year ended June 30, 2003 under this agreement.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2004 increased $849,000 (18%) and $2,349,000 (12%), respectively. R&D Systems' selling, general and administrative expenses increased $727,000 (24%) and $1,126,000 (9%) for the quarter and fiscal year ended June 30, 2004, respectively. The majority of the increase for the quarter and fiscal year was a result of an increase in profit sharing accrual in the third and fourth quarters of fiscal 2004. In addition, Techne's corporate expenses increased $383,000 for the fiscal year ended June 30, 2004. This increase was the result of higher audit and related fees, directors' and officers' liability insurance premium increases and consulting fees associated with compliance with Sarbanes-Oxley. R&D Europe's selling, general and administrative expenses increased $163,000 (10%) and $839,000 (13%) for the quarter and fiscal year. Most of this increase was the result of the change in exchange rates used to convert R&D Europe's expenses from pounds to dollars. In British pound sterling, R&D Europe's selling, general and administrative expenses decreased 2% for the quarter and increased 3% for the fiscal year.

Research and development expenses for the quarter ended June 30, 2004 decreased $206,000 (4%), but increased $191,000 (1%) for the fiscal year ended June 30, 2004. Included in research and development expenses for each period were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested and the Company's share of losses by Hemerus Medical, LLC in which the Company invested on January 1, 2004. The portion of the losses by these companies included in Techne results for the quarter and fiscal year ended June 30, 2004 were $703,000 and $2,853,000, respectively, compared to $908,000 and $3,188,000 for the quarter and fiscal year ended June 30, 2003, respectively. R&D Systems' internal research and development expenses were flat for the quarter ended June 30, 2004, but increased $526,000 (3%) for fiscal year 2004.

In fiscal 2002 Techne invested $3 million in DGI. Currently, DGI has cash available for approximately three months of operation and has been unsuccessful to-date in raising additional equity. As a result, during the fourth quarter of fiscal 2004, Techne determined that its investment in DGI is other than temporarily impaired and has written off the remaining net investment of $1.5 million as a one-time charge in the fourth quarter of fiscal 2004. The write-off of the DGI investment is not currently deductible for tax purposes, however, the total $3 million capital loss may be used to offset future taxable capital gains on other investments.

Statements in this earnings release and elsewhere, which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

                *  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Kathy Backes, Controller  (612) 379-8854

                          TECHNE CORPORATION
                                6/30/04
                  (In thousands, except per share data)
                              (Unaudited)

                                       QUARTER ENDED     FISCAL YEAR ENDED
                                     ------------------  ------------------
                                      6/30/04   6/30/03   6/30/04   6/30/03
                                     --------  --------  --------  --------
Net sales                            $ 42,459  $ 39,426  $161,257  $145,011
Cost of sales                           8,837     9,579    34,887    35,396
                                     --------  --------  --------  --------
Gross margin                           33,622    29,847   126,370   109,615

Operating expenses:
   Selling, general and
     administrative                     5,667     4,819    21,725    19,377
   Research and development             5,278     5,483    20,773    20,581
   Amortization of intangible assets      400       485     1,599     1,939
Interest expense                          164       177       678       974
Interest income                          (910)     (707)   (3,251)   (2,933)
Impairment loss on equity investment    1,523        --     1,523        --
Other non-operating expense
   (income), net                          269        48       782       122
                                     --------  --------  --------  --------
                                       12,391    10,305    43,829    40,060
                                     --------  --------  --------  --------
Earnings before income taxes           21,231    19,542    82,541    69,555
Income taxes                            7,864     6,866    29,613    24,159
                                     --------  --------  --------  --------
Net earnings                         $ 13,367  $ 12,676  $ 52,928  $ 45,396
                                     ========  ========  ========  ========
Earnings per share:
 Basic                               $   0.33  $   0.31  $   1.29  $   1.10
 Diluted                             $   0.32  $   0.31  $   1.27  $   1.08

Weighted average common shares
  outstanding:
  Basic                                41,114    40,807    41,046    41,237
  Diluted                              41,785    41,496    41,697    42,031

                                                6/30/04   6/30/03
                                               --------  --------
ASSETS
Cash and equivalents                           $ 51,201  $ 39,371
Short-term investments                          125,392    79,392
Trade accounts receivable                        20,262    18,387
Interest receivable                                 837       792
Inventory                                         7,457     6,332
Other current assets                              5,774     5,241
Property and equipment, net                      80,504    81,166
Goodwill, net                                    12,540    12,540
Intangible assets, net                            2,819     4,418
Other non-current assets                         18,674    15,638
                                               --------  --------
  Total assets                                 $325,460  $263,277
                                               ========  ========
LIABILITIES
Current liabilities                            $ 13,459  $ 10,808
Long-term debt                                   14,576    15,852
Stockholders' equity                            297,425   236,617
                                               --------  --------
  Total liabilities and equity                 $325,460  $263,277
                                               ========  ========